Exhibit 10.2

[NETE LETTERHEAD]

August 4, 2015

Tenor Opportunity Master Fund, Ltd

Tenor Special Situation Fund, LP.

 (collectively, the "Investors")

c/o Tenor Capital Management Company, L.P

1180 Avenue of the Americas, Suite 1940

New York, NY 10036

Attention: Daniel Kochav

Daniel:

This will confirm our recent phone conversation to discuss the proposed settlement of all matters arising from the Series A Preferred Stock and Debt and Warrant transactions (“Prior Agreements”) entered into on April 30, 2015 by and among Net Element, Inc. (the “Company”), the Investors and the various Candlewood entities (the "Other Investors"). The Company and the Investors are collectively referred to as the Parties.

Please sign where indicated below to confirm that the provisions below reflect the agreement reached between all Parties.  Once your confirmation and the confirmation of the Other Investors in form and substance identical to your confirmation is received by the Company and, in each case, acknowledged by the Company (the "Effective Date"), the terms of this letter agreement will supersede any inconsistent terms and provisions of the  Prior Agreements.

1.	DEBT

a.	No interest shall accrue on the Senior Convertible Notes issued on April 30, 2015 by the Company to the Investors (the “Notes”) from the date of issuance of the Notes until the Moratorium Date (as defined below), unless otherwise mutually agreed to by all Parties.

b.	All obligations of the Parties with respect to the Notes, the Warrants (as defined in the Debt SPA (as defined in Section 4 below) and all other Transaction Documents (as defined in the Debt SPA), including but not limited to the Investors' obligations to release the purchase price of the Notes to the Company and the Company’s obligations to the holders of the Notes set forth in the Notes or the Investors’ rights to purchase and the Company obligations to issue any Additional Notes or any Additional Warrants (each, as defined in the Debt SPA), are hereby frozen and placed on hold until September 4, 2015 (such date, or such later date agreed to in writing by all Parties, the “Moratorium Date”).

c.	On or before the Moratorium Date, the Parties shall mutually decide in writing whether to reinstate the Notes and/or the Warrants and act in accordance with the terms thereof or otherwise mutually agreed modified terms thereof. The Parties agree that prior to the Moratorium Date they will work in good faith on amending the Warrants in a mutually acceptable manner.

d.	Unless the Parties have reached agreement in writing as contemplated in Section 1(c) above by the Moratorium Date, (i) all Notes will be automatically (i.e., without any further action by the Parties) null and void as of the Moratorium Date with no obligations or liabilities whatsoever of the Parties relating thereto; (ii) the Investors' right to purchase, and the Company's obligation to issue, Additional Notes and Additional Warrants (each, as defined in the Debt SPA) will be automatically (i.e., without any further action by the Parties) null and void as of the Moratorium Date with no obligations or liabilities whatsoever of the Parties relating thereto and (iii) within five (5) business days from the Moratorium Date, the Investors shall return to the Company by courier or Federal Express the originals of all Notes for cancellation by the Company.

e.	Notwithstanding anything to the contrary set forth herein or in the Prior Agreements, the Company's may enter into a transaction in which it obligates itself to issue shares of its common stock, par value $0.0001 per share (the "Common Stock") without triggering the Investors' participation rights, the anti-dilution provisions or other provisions set forth in the Prior Agreements provided that such transaction is entered into on or prior to the Moratorium Date.

2.	PREFERRED SECURITIES

The terms of the Preferred SPA (as defined below) and related documents (including but not limited to the Certificate of Designations, Preferences and Rights (the "Certificate of Designations") of the Company's Series A Preferred Stock (the "Preferred Shares")) entered into on April 30, 2015 by and between the Parties with respect to the issuance of the Preferred Shares will be deemed waived to the extent necessary so that the following terms apply to the remaining outstanding Preferred Shares:

a.	From the Effective Date, Section 4 of the Certificate of Designations shall not apply to the remaining outstanding Preferred Shares. From the Effective date until the Moratorium Date, the Equity Condition set forth in Section 24(v)(N) of the Certificate of Designations shall be suspended.

b.	Notwithstanding anything herein to the contrary, the Investors may submit a conversion notice to the Company pursuant to Section 2 of the Certificate of Designations and the Company shall deliver to the applicable Investor the shares of Common Stock issuable upon such voluntary conversion pursuant to Section 2 of the Certificate of Designations.

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c.	It is agreed that as of the date hereof the following Preferred Shares remain outstanding:

(i)	Tenor Opportunity Master Fund, Ltd - 1285 Preferred Shares; and
(ii)	Tenor Special Situation Fund, L.P. – 121 Preferred Shares; and

3.	AGREEMENTS; WAIVERS AND ACKNOWLEDGEMENTS

Each of the Investors, together with any of its affiliates, agree that it shall not sell shares of Common Stock during any trading day in an amount exceeding in the aggregate 10% (ten percent) of the composite aggregate share trading volume of the Common Stock, measured at the time of each sale of Common Stock during such trading day as reported on Bloomberg L.P.

The Investors hereby waive any and all actual, alleged or potential Equity Conditions Failures, Events of Default, any true-up obligations with respect to any Installment Amounts (as defined in the Certificate of Designations), Triggering Events, any failure to pay Interest solely under the Initial Notes (as defined in the Debt SPA) and any other claims with respect to any obligations of the Company prior to and through the Effective Date as defined in this letter agreement, any Investors’ remedies with respect thereto. The Investors hereby acknowledge and agree that all Company obligations under the RRA (as defined in Section 4 below) with respect to all Registrable Securities (as defined in the RRA) have been performed in full solely with respect to the Notes and Warrants issued on the Initial Closing Date (as defined in the Debt SPA), but, provided that the Parties agree to reinstate the Investors’ rights to purchase, and the Company obligations to issue, any Additional Notes and/or any Additional Warrants after the Moratorium Date, the Company shall remain obligated pursuant to the RRA to register the shares of Common Stock issuable pursuant to the Additional Notes and Additional Warrants (each, as defined in the Debt SPA) (i) by filing an Initial Registration Statement (as defined in the RRA) on or prior to the date that is thirty (30) days after the applicable Additional Closing Date (as defined in the Debt SPA), (ii) by causing such Initial Registration Statement to be declared effective by the SEC on or prior to the earlier of (x) ninety (90) after the applicable Additional Closing Date and (y) five (5) days after the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Initial Registration Statement will not be subject to further review and (iii) otherwise pursuant to the terms and conditions set forth in the RRA.

4.	SETTLEMENT AGREEMENT

As of the Effective Date, the agreements set forth herein will be binding on all Parties. Notwithstanding the foregoing, except as expressly set forth herein, this letter agreement shall not be deemed to be a waiver, amendment or modification of any provisions of the Prior Agreements, or of any right, power or remedy of the Investors, or constitute a waiver, amendment or modification of any provision of the Prior Agreements (except to the extent expressly set forth herein), or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder, all of which (except as specified herein) remain in full force and effect. For the avoidance of doubt, the only agreements in effect between the Company and the Investors are (i) this letter agreement, (ii) that certain Securities Purchase Agreement dated as of April 30, 2015, by and among the Company and the investors listed on the signature pages attached thereto with respect to the issuance of shares of the Preferred Shares, which Preferred Shares are convertible or redeemable into Common Stock in accordance with the terms of the Certificate of Designations (the "Preferred SPA"), (iii) that certain Securities Purchase Agreement dated as of April 30, 2015, by and among the Company and the investors listed on the signature pages attached thereto with respect to the issuance of the Notes, which Notes are convertible or redeemable into Common Stock in accordance with the thereof and warrants (the "Warrants") representing the right to acquire shares of Common Stock (the "Debt SPA") and (iv) that certain Registration Rights Agreement dated as of April 30, 2015, by and among the Company and the investors listed on the signature pages attached thereto entered into in connection with the Debt SPA (the "RRA"), and no other communication, oral or written, electronic or physical, constitutes or can be deemed an agreement between the Parties.

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5.	RELEASE AGREEMENT

5.1           In consideration of the benefits provided to the Company under the terms and provisions hereof, the Company hereby agrees as follows ("General Release"):

(a)           Each of the Company and each of its subsidiaries, for itself and on behalf of all of its respective successors, assigns, predecessors in interest, past and present officers, directors, attorneys, affiliates, consultants, employees and agents (collectively, the "Releasors") does hereby fully, finally, unconditionally and irrevocably release, waive, acquit and forever discharge each of the Investors, all of their respective successors, assigns, predecessors in interest, and all of their respective past and present officers, directors, members, partners, attorneys, affiliates, consultants, employees and agents (collectively, the "Released Parties"), of and from any and all claims, cause of action, allegations, formal or informal demands, suits, actions, informational requests or formal or informal proceedings, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, contingent or fixed, direct or indirect, suspected or unsuspected, liquidated or unliquidated, of whatever nature or description, and whether in law or equity, under contract, tort, statute or otherwise, each as though fully set forth herein at length (each, a "Released Claim" and collectively, the "Released Claims"), that the Company now has or may acquire as of the date of this letter agreement (hereafter, the "Release Date") by reason of any act, omission or thing whatsoever done or omitted to be done, in each case, prior to and through the Release Date, including, without limitation, those Released Claims in any way arising out of, connected with or related to any and all of the transactions contemplated by (1) the Prior Agreements, including without limitation (I) the Preferred SPA, (II) the Debt SPA and (III) the RRA; (3) any securities of the Company, including without limitation, the Preferred Shares, the Notes, the Warrants and/or shares of Common Stock whether or not issued pursuant to the aforementioned securities; (4) any transactions effected in the securities of the Company, including without limitation, the Preferred Shares, the Notes, the Warrants and/or shares of Common Stock whether or not issued pursuant to the aforementioned securities; and/ or (5) the transactions contemplated hereby.

(b) Each person signing below on behalf of the Company acknowledges that he or she has read each of the provisions of this General Release. Each such person fully understands that this General Release has important legal consequences and each such person realizes that they are releasing any and all Released Claims that the Company may have as of the Release Date. The Company hereby acknowledges that it has had an opportunity to obtain a lawyer's advice concerning the legal consequences of each of the provisions of this General Release.

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(c) The Company hereby specifically acknowledges and agrees that: (i) none of the provisions of this General Release shall be construed as or constitute an admission of any liability on the part of any of the Released Parties; (ii) the provisions of this General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of this General Release shall subject the Company to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

(d) The Company represents and warrants that, as of the Release Date, it has no knowledge of any claim by any Releasor against any Released Party or of any facts or acts or omissions of any Released Party which on the date hereof would be the basis of a claim by any Releasor against any Released Party which would not be released hereby.

5.2           In consideration of the benefits provided to the Investors under the terms and provisions hereof, each of the Investors hereby agrees as follows ("Investors’ General Release"):

(a)           Each Investor and each of its subsidiaries, for itself and on behalf of all of its respective successors, assigns, predecessors in interest, past and present officers, directors, attorneys, affiliates, consultants, employees and agents (collectively, the "Investor Releasors") does hereby fully, finally, unconditionally and irrevocably release, waive, acquit and forever discharge the Company, all of their respective successors, assigns, predecessors in interest, and all of their respective past and present officers, directors, members, partners, attorneys, affiliates, consultants, employees and agents (collectively, the "Company Released Parties"), of and from any and all claims, cause of action, allegations, formal or informal demands, suits, actions, informational requests or formal or informal proceedings, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, contingent or fixed, direct or indirect, suspected or unsuspected, liquidated or unliquidated, of whatever nature or description, and whether in law or equity, under contract, tort, statute or otherwise, each as though fully set forth herein at length (each, a "Investor Released Claim" and collectively, the "Investor Released Claims"), that such Investor now has or may acquire as of the Release Date by reason of any act, omission or thing whatsoever done or omitted to be done, in each case, prior to and through the Release Date, including, without limitation, those Investor Released Claims in any way arising out of, connected with or related to any and all of the transactions contemplated by (1) the Prior Agreements, including without limitation (I) the Preferred SPA, (II) the Debt SPA and (III) the RRA; (3) any securities of the Company, including without limitation, the Preferred Shares, the Notes, the Warrants and/or shares of Common Stock whether or not issued pursuant to the aforementioned securities; (4) any transactions effected in the securities of the Company, including without limitation, the Preferred Shares, the Notes, the Warrants and/or shares of Common Stock whether or not issued pursuant to the aforementioned securities; and/ or (5) the transactions contemplated hereby.

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(b) Each person signing below on behalf of each Investor acknowledges that he or she has read each of the provisions of this Investors’ General Release. Each such person fully understands that this Investors’ General Release has important legal consequences and each such person realizes that they are releasing any and all Investor Released Claims that such Investor may have as of the Release Date. Each Investor hereby acknowledges that it has had an opportunity to obtain a lawyer's advice concerning the legal consequences of each of the provisions of this Investors’ General Release.

(c) Each Investor hereby specifically acknowledges and agrees that: (i) none of the provisions of this Investors’ General Release shall be construed as or constitute an admission of any liability on the part of any of the Company Released Parties; (ii) the provisions of this Investors’ General Release shall constitute an absolute bar to any Investor Released Claim of any kind, whether any such Investor Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert an Investor Released Claim barred by the provisions of this Investors’ General Release shall subject such Investor to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

(d) Each Investor represents and warrants that, as of the Release Date, it has no knowledge of any claim by any Investor Releasor against any Company Released Party or of any facts or acts or omissions of any Company Released Party which on the date hereof would be the basis of a claim by any Investor Releasor against any Company Released Party which would not be released hereby.

(e) For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall the Investors' Release derogate from any of the Company's obligations under any of the Prior Agreements to the extent such obligations are not superseded by this letter agreement.

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6.	PUBLIC DISCLOSURE

The Company shall by 12:30 p.m. (New York City time) or as soon as possible thereafter on August 4, 2015, file with the Securities and Exchange Commission a Current Report on Form 8-K disclosing the material terms of the transactions contemplated by this letter agreement and attaching this letter agreement as an exhibit to such filing(including all attachments, the "8-K Filing"). From and after the filing of the 8-K Filing, none of the Investors shall be in possession of any material, nonpublic information received from the Company, any of its subsidiaries or any of their respective officers, directors, agents, employees or affiliates, that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, agents, employees or affiliates on the one hand, and any of the Investors or any of their respective affiliates on the other hand, shall terminate and shall be of no further force or effect. The Company understands and confirms that each Investor will rely on the foregoing representations in effecting transactions in securities of the Company. The Company shall allow the Investors to review and comment upon the 8-K Filing and shall not file an 8-K Filing in a form to which any of the Investors reasonably objects. Without the prior written consent of all of the Investors, the Company shall not disclose the name of any of the Investors in the 8-K Filing or in any other filing, announcement, release or otherwise (except in the letter agreement filed as an exhibit to the 8-K Filing). The Company shall not, and shall cause each of its subsidiaries and its and each of their respective officers, directors, agents employees and affiliates, not to, provide any of the Investors with any material, nonpublic information regarding the Company or any of its subsidiaries from and after the filing of the 8-K Filing without the express prior written consent of all of the Investors. To the extent the Company, any of its subsidiaries or any of their respective officers, directors, agents, employees or affiliates delivers any material, non-public information to any of the Investors without the prior written consent of each Investor, the Company hereby covenants and agrees that none of the Investors shall not have any duty of confidentiality to the Company, any of its subsidiaries or any of their respective officers, directors, agents, employees or affiliates with respect to, or a duty to the Company, any of its subsidiaries or any of their respective officers, directors, agents, employees or affiliates not to trade on the basis of, such material, non-public information.

7.	MISCELLANEOUS

This letter agreement may be executed in any number of counterparts, which together shall constitute one and the same agreement. In the event that any provision of this letter agreement is found to be void or invalid, then such provision shall be deemed to be severable from the remaining provisions of this letter agreement, and it shall not affect the validity of the remaining provisions, which provisions shall be given full effect as if the void or invalid provision had not been included herein. The terms and provisions of this letter agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of the parties. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). The federal and state courts located in the State of New York shall have exclusive jurisdiction to resolve any and all disputes that may arise under this letter agreement. Any amendments or modifications hereto must be executed in writing by all parties. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this letter agreement.

(Signature Pages Follow)

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Very truly yours,

NET ELEMENT, INC.

By:	/s/ Oleg Firer
Name: Oleg Firer Title: Chief Executive Officer

Acknowledged and Agreed as of this 4th day of August, 2015

TENOR OPPORTUNITY MASTER FUND, LTD.

By: Tenor Capital Management Company, L.P, its investment advisor

By:	/s/ Daniel Kochav
Name: Daniel Kochav Title: Partner

tenor special situation fund, l.p

By: Tenor Capital Management Company, L.P, its investment advisor

By:	/s/ Daniel Kochav
Name: Daniel Kochav Title: Partner